Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS FIRST QUARTER 2011 FINANCIAL AND OPERATING RESULTS

DENVER — May 5, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its first quarter 2011 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Highlights Include:

•                  OIL & GAS SALES OF $13.3 MILLION, A 133% INCREASE

•                  EQUIVALENT SALES VOLUMES 168,000 BOE

•                  EARNINGS OF $2.1 MILLION BEFORE NON-CASH DERIVATIVES CHARGE

•                  ADJUSTED EBITDA OF $7.4 MILLION, 125% GROWTH

First Quarter 2011 Financial Results

For the quarter-ended March 31, 2011, the Company reported oil and gas sales of $13.3 million, as compared to approximately $5.7 million during the same period in 2010, a 133% increase and a Company record.  Crude oil revenue accounted for approximately 98% of first quarter 2011 oil and gas sales, and crude oil constituted 94% of sales volumes for the quarter.  Kodiak posted a 104% increase in oil sales volumes and a 44% increase in gas sales volumes for an overall 99% increase in quarter-over-quarter equivalent sales volumes of 168,000 barrels of oil equivalent.

The Company reported a net loss for the quarter-ended March 31, 2011 of $7.2 million, or $0.04 per basic and diluted share, compared with net income of $981,000, or $0.01 per basic and diluted share, for the same period in 2010.  Included in the first quarter 2011 net loss calculation are unrealized derivative losses of $9.3 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  Excluding the effect of unrealized derivative losses, a non-cash charge, Kodiak would have reported adjusted net income (a non-GAAP measure) of $2.1 million for the first quarter 2011, or $0.01 per basic and diluted share.

Adjusted EBITDA, a non-GAAP measure, was $7.4 million for the first quarter 2011, as compared to $3.3 million in the same period in 2010, a 125% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) accretion of abandonment liability and (viii) pre-tax unrealized gain and losses on commodity risk management activities.  A reconciliation of Adjusted EBITDA to net income is included in the financial tables later in this news release.

Kodiak reported record net cash provided by operating activities for the first quarter 2011 of $7.1 million, as compared to net cash used in operating activities in the same period in 2010 of $2.4 million.  The Company reported cash used in investing activities of $33.1 million during the first quarter of 2011.   During the first quarter 2011,

approximately $28.7 million was invested for the drilling and completion of wells in its Williston Basin drilling program.   Approximately $4.0 million was invested during the same period as part of the Company’s ongoing efforts to secure additional Williston Basin leasehold.

As of March 31, 2011, the Company’s total current assets were $112.5 million, its cash and equivalents position was $76.2 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $21.9 million.  As of May 5, 2011, Kodiak had a $200.0 million revolving credit facility with Wells Fargo, of which $75.0 million was available for borrowing.  There are currently no borrowings under the facility.  Long-term debt as of March 31, 2011 was $40.0 million, all of which consisted of borrowings under the Company’s second lien term loan credit facility with Wells Fargo.

First Quarter 2011 Expense Analysis

For the quarter-ended March 31, 2011, general and administrative (G&A) expense was $4.7 million, as compared to $2.1 million for the same period in 2010.  The increase in total G&A is attributed primarily to the hiring of new personnel as the Company continues to expand its operations.  The Company had 40 employees at March 31, 2011, as compared to 20 employees at March 31, 2010.  Included in the first quarter 2011 G&A expense is a non-cash, stock-based compensation charge of $1.5 million, as compared to $850,000 for the same period in 2010.

Kodiak’s lease operating expense (LOE) for the first quarter 2011 was $2.6 million, as compared to $1.2 million during the same period in 2010.  The increase in LOE is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during the 2011 period, as compared to the 2010 period.

Depletion, depreciation and amortization (DD&A) expense for the first quarter 2011 was $3.7 million, as compared to $1.3 million for the same period in 2010.  The increase is primarily due to the increase in sales volumes and, to a lesser extent, an increase in the per-unit charge.

First Quarter Unit Cost Analysis	Q111	Q110	% Chg.
Sales Volumes in Barrels of Oil Equivalent (BOE)	167,762	84,385	99%
Average Price Received Oil ($ Bbl)	$82.72	$71.08	16%
Average Price Received Gas ($ Mcf)	$5.04	$5.41	-7%
Lease Operating Expense ($ BOE)	$5.97	$6.53	-9%
Production Tax ($ BOE)	$9.05	$7.82	16%
DD&A Expense ($ BOE)	$22.18	$15.65	42%
Gathering, Transportation & Marketing Expense ($ BOE)	$0.33	$0.14	136%
Total G&A Expense ($ BOE)	$28.12	$24.71	14%
Non-cash Stock-based Compensation Expense ($ BOE)	$9.17	$10.12	-9%

First Quarter 2011 Sales Volumes

The Company also disclosed sales volumes and netback prices received for the quarter ended March 31, 2011, as summarized below:

Kodiak Oil & Gas Corp. Net	Quarter-over-Quarter Comparison
Production and Sales Comparison	Three Months Ended			% Change
Product Sales Volumes(1)
Natural Gas (Mcf)	62,203	31,707	43,077	96%	44%

Oil (Bbls)	157,395	147,347	77,205	7%	104%
Barrels of Oil Equivalent (BOE)	167,762	152,632	84,385	10%	99%
Daily Sales (BOE/day)	1,864	1,659	938
Product Price Received
Natural Gas ($/Mcf)	$5.04	$5.82	$5.41	-13%	-7%
Crude Oil ($/Bbl)	$82.72	$73.63	$71.08	12%	16%

(1)Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines.

Capital Expenditure Budget

The Company is currently mobilizing its third operated rig onto its Smokey Project area in McKenzie County where it expects to spud the first well in May 2011.  Subsequent to the end of the first quarter 2011, Kodiak entered into a contract for a fourth operated drilling rig which is scheduled to be delivered in late May 2011.  The rig is generally built to the same specifications as the Company’s other three rigs, except that it does not have a skid package.  A skid package may be retrofitted at Kodiak’s election.  The addition of a fourth operated rig will allow Kodiak to accelerate its drilling program.

Kodiak has increased its capital expenditure budget by a total of $20 million to $220 million due to the addition of the fourth operated drilling rig and its corresponding drilling activity and due to expenditures for acreage acquisition to-date.  These increases were partially offset by reduced spending in the first quarter primarily as the result of the delay in taking delivery of the third operated rig.  The initial budget captured anticipated cost increases and to date well costs are meeting the Company’s expectations.  Kodiak has estimated completed well costs of $8.5 million to $9 million, plus additional costs for infrastructure associated with pipeline connections.  These estimates are in line with the current cost structure.  The Company has experienced higher costs associated with the winter months, but expects these costs to diminish as summer operations begin.  Kodiak’s 2011 capital expenditure budget is subject to various factors, including market conditions, oilfield services and equipment availability, commodity prices and drilling results.  The Company’s capital budget for 2011 is now comprised of the following:

•                  $175 million for the drilling and completion of operated wells and related infrastructure

•                  $40 million for non-operated drilling activity

•                  $4.0 million for leasehold expenditures as spent in the first quarter.

Although the 2011 capital expenditure budget does not include additional costs related to lease acquisitions, the Company continues to explore opportunities to expand its acreage position.

Operations Update

As of March 31, 2011, Kodiak operated, or had an interest in, a total of 36 gross (18.0 net) producing wells in the Williston Basin.  As of May 5, 2011, Kodiak had three gross (1.6 net) operated wells waiting on completion and three gross (2.0 net) wells where drilling is completed, but the wells are located on a drilling pad where the final well on the pad is drilling ahead.  These wells are expected to be completed in the second and third quarters of 2011.

The Company also has two gross (1.0 net) non-operated wells waiting on completion.  Completion work for the two-non operated wells should commence in the second quarter.  Two additional wells are currently being drilled from a two-well pad in which Kodiak has a 50% and 44% WI (41% and 36% NRI).

Dunn County, N.D. (59,000 gross and 34,000 net acres)

In Dunn County, the Company continues to run one operated drilling rig which is drilling ahead on the TSB#2-24-12-1H3 (50% WI / 41% NRI), the fourth well on a four-well pad.  Kodiak expects to complete the TSB four-well pad late in the second quarter 2011 and early third quarter 2011.  The wells, one Three Forks well and three middle Bakken wells, were designed to further evaluate Three Forks Formation productivity and for continued testing of wellbore density within the middle Bakken Formation to monitor communication between the two separate reservoirs.

Once drilling is completed on the four-well pad, the rig will move to the SC #12-10-11-9H well (Kodiak operated — 97% WI / 79% NRI), the first of a two-well pad.  The fourth drilling rig, noted earlier, is scheduled to be mobilized to the Charging Eagle 15-22-15-4H location (Kodiak operated — 56% WI / 46% NRI), the first of a two-well pad.

McKenzie County, N.D. (39,000 gross and 27,000 net acres)

In McKenzie County in early April 2011, Kodiak completed one middle Bakken and one Three Forks well, the results of which were previously announced and further annotated in the operations table provided below.  The Company currently has two wells awaiting completion in the Koala area.  These middle Bakken wells¸ the Koala #3-2-11-14H (Kodiak operated — 52% WI / 42% NRI) and the Koala #3-2-11-13H wells (Kodiak operated — 53% WI / 43% NRI), were drilled on a two-well pad approximately 1,300 feet apart in an effort to test well bore density within the drilling unit.  The wells are projected to be completed in the second quarter 2011.

The rig is being mobilized to the Koala 2-25-36-15H location (Kodiak operated — 66% WI / 53% NRI), the first of a two-well pad.  As indicated above, a third operated rig is being mobilized to the Smokey 15-22-15-2H location (Kodiak operated — 85% WI / 69% NRI), the first of a two-well pad, where drilling is expected to commence in May 2011.

For ease of presentation, the Company has provided per-well information in the table below that includes working interest, net revenue interest, lateral length and production rates.  Please reference the following table for per-well details.

North Dakota (Bakken and Three Forks) Drilling and Completion Activities

	WI / NRI	Completion	IP 24- Hour Test	Daily Production (BOE/d)					Gas / Oil Ratio	Well
Well	(%)	Date	BOE/D	30 Day	60 Day	90 Day	180 Day	360 Day	(GOR)	Status (3)
Dunn County, ND: Longer Laterals (Over 5,000’)
MC #13-34-28-1H	59 / 48	Sep-10	1,906	1,082	1,074	995	723	—	760	FW
MC #13-34-28-2H	59 / 48	Aug-10	2,055	1,259	1,073	932	655	—	790	FW
TSB #14-21-33-15H	50 / 41	Dec-10	2,050	877(2)	790	706	—	—	800	FW
TSB #14-21-33-16H3	50 / 41	Dec-10	1,042	603	444	—	—	—	530	FW (1)
TSB #14-21-16-2H	50 / 41	Q2 11	—	—	—	—	—	—	—	WOC
TSB #2-24-12-2H	50 / 41	Q2/Q3 11	—	—	—	—	—	—	—	WOC
SC #2-24-25-15H	96 / 79	Q2/Q3 11	—	—	—	—	—	—	—	WOC
TSB #2-24-12-1H3	50 / 41	Q2/Q3 11	—	—	—	—	—	—	—	WOC
SC #2-24-25-16H	96 / 79	—	—	—	—	—	—	—	—	Drilling
Dunn County, ND: Shorter Laterals (Under 5,000’)
MC #16-3-11H	60 / 49	Feb-10	1,419	798	694	621	496	353	880	FW
MC #16-3H	60 / 49	Mar-10	1,495	671	537	478	356	—	800	FW
MC #13-34-3H	60 / 49	Jun-10	1,517	678	580	496	351	—	750	FW
TSB #14-21-4H	50 / 41	Dec-10	1,196	656(2)	470	397	—	—	750	FW
McKenzie County, ND
Grizzly 13-6H	68 / 56	Feb-11	399	122	120	—	—	—	—	FW

Grizzly 1-27H-R	74 / 60	Sep-10	507	210	204	196	—	—	800	PW
Koala 9-5-6-5H	95 / 78	Apr-11	3,042	—	—	—	—	—	—	FW
Koala 9-5-6-12H3	95 / 78	Apr-11	2,327	—	—	—	—	—	—	FW
Koala 3-2-11-14H	52 / 42	Q2 11	—	—	—	—	—	—	—	WOC
Koala 3-2-11-13H	53 / 43	Q2 11	—	—	—	—	—	—	—	WOC
Koala 2-25-36-15H	66 / 53	—	—	—	—	—	—	—	—	Mob
Smokey 15-22-15-2H	85 / 69	—	—	—	—	—	—	—	—	Mob

(1) Only 6 out of 22 stages completed and producing	FW = Flowing Well
(2) Production curtailed due to weather conditions and limited crude oil transportation	PW = Pumping Well
(3) Well Status is as of April 30, 2011	WOC = Waiting on Completion
Mob = Rig being mobilized to well

Management Comment

Commenting on first quarter results, Kodiak’s President and CEO Lynn A. Peterson said: “Our results were in line with our reduced expectations due to the inclement weather experienced in North Dakota since December 2010.  As we move into the second quarter, the weather should start to abate allowing for our activity to move forward at a normal pace.  As we have stated, our drilling program consists of evaluating each of our large acreage blocks with wells in the middle Bakken Formation as well as the Three Forks Formation. Production from our first two Koala wells on the western side of the Nesson Anticline has been very encouraging and we will continue to allocate capital into this project area.  We are presently mobilizing a rig onto our Smokey acreage block where we will again test the two formations.

“We are also pleased with the recent addition of the two drilling rigs which will help accelerate our development drilling efforts.  Initially, we will be running two rigs in Dunn County and two in McKenzie County.  As noted earlier we do not believe the change to our capital expenditure budget will be material with the addition of the fourth rig. We anticipate accommodating the additional capital requirements through existing working capital, operating cash flow and our borrowing base availability.  The additional rig will also allow us to work closely with our pressure pumping services as we move toward a full-time dedicated crew.

“We currently expect our production for the year to be near the lower end of our earlier guidance of 5,500 average barrels of oil equivalent per day, subject to the timely completion of the wells scheduled later in 2011.  We expect our production to improve as we accelerate our program with the third and fourth operated rigs, as weather conditions continue to improve, as the backlog of wells waiting on completions is reduced, and as we complete wells on our current multi-well pads.”

Q111 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 6, 2011 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q111 Financial and Operating Results Conference Call

Date:	Friday, May 6, 2011
Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 61113074
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=78780

Replay:	Available through Friday, May 13, 2011 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 61113074 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans and expectations, including the timing and pace of our drilling activities, and the manner and stages in which wells are expected to be drilled; the number, mobilization, intended use and current planned future location of our rigs; spudding activities; the number of shorter versus longer laterals to be utilized and the expected benefits associated with each;  the amount and allocation of the Company’s anticipated capital expenditures and  the timing and success of such programs; the estimated costs to drill and complete wells; the sources of funding for our capital budget; expectations concerning weather conditions and the impact of such conditions on our operations; the future performance of our oil & gas properties, including well production, improvements in EURs and reductions in the DDA rate per unit and trends in well performance and internal rates of return; the independent nature of the Three Forks and Middle Bakken reservoirs; the commercial prospects of the Three Forks Formation; and the amount and sufficiency of future cash flows. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended March 31, 2011.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$76,155	$101,198
Accounts receivable
Trade	9,854	11,328
Accrued sales revenues	4,566	4,578
Inventory, prepaid expenses and other	21,935	18,212

Total Current Assets	112,510	135,316

Oil and gas properties (full cost method), at cost
Proved oil and gas properties	213,019	205,360
Unproved oil and gas properties	112,061	107,254
Wells in progress	41,697	21,418
Equipment and facilities	2,864	2,429
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(107,442)	(103,799)
Net oil and gas properties	262,199	232,662
Property and equipment, net of accumulated depreciation of $409 at March 31, 2011 and $377 at December 31, 2010	517	366
Deferred financing costs, net of amortization of $187 at March 31, 2011 and $83 at December 31, 2010	1,423	1,593
Total Assets	$376,649	$369,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$24,485	$23,179
Advances from joint interest owners	—	—
Commodity price risk management liability	6,256	2,248
Total Current Liabilities	30,741	25,427

Noncurrent Liabilities
Long term debt	40,000	40,000
Commodity price risk management liability	8,838	3,495
Asset retirement obligation	2,179	1,968
Total Noncurrent Liabilities	51,017	45,463

Total Liabilities	81,758	70,890

Commitments and Contingencies - Note 5
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 179,127,939 shares as of March 31, 2011 and 178,168,205 shares as of December 31, 2010
Contributed surplus	410,391	407,312
Accumulated deficit	(115,500)	(108,265)

Total Stockholders’ Equity	294,891	299,047

Total Liabilities and Stockholders’ Equity	$376,649	$369,937

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three months ended March 31,
	2011	2010

Revenues
Oil production	$13,020	$5,488
Gas production	314	233
Other income	103	—
Total revenues	13,437	5,721

Operating expenses
Oil and gas production	2,574	1,222
Depletion, depreciation, amortization and accretion	3,721	1,321
Asset impairment	—	—
General and administrative	4,718	2,085
Total expenses	11,013	4,628

Operating income	2,424	1,093

Other income (expense)
Loss on commodity price risk management activities	(9,692)	(122)
Interest income (expense), net	33	10
Total financing and other costs	(9,659)	(112)

Net income (loss)	$(7,235)	$981

Earnings per common share:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Weighted average common shares outstanding:
Basic	178,451,574	118,931,087
Diluted	178,451,574	120,588,940

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(7,235)	$981
Reconciliation of net income (loss) to net cash provided by operating (used in) activities:
Depletion, depreciation, amortization and accretion	3,721	1,321
Unrealized loss on commodity price risk management activities, net	9,350	122
Stock based compensation	1,539	854
Changes in current assets and liabilities:
Accounts receivable-trade	1,474	(3,033)
Accounts receivable-accrued sales revenue	12	(1,698)
Prepaid expenses and other	(295)	(530)
Accounts payable and accrued liabilities	(1,414)	(424)
Net cash provided by (used in) operating activities	7,152	(2,407)

Cash flows from investing activities:
Oil and gas properties	(22,423)	(7,447)
Prepaid tubular goods	(10,084)	(4,287)
Equipment, facilities, & other	(618)	(81)
Restricted investment	—	(210)
Net cash used in investing activities	(33,125)	(12,025)

Cash flows from financing activities:
Proceeds from the issuance of common shares	947	113
Debt issuance costs	(17)	—
Net cash provided by financing activities	930	113

Decrease in cash and cash equivalents	(25,043)	(14,319)

Cash and cash equivalents at beginning of the period	101,198	24,886

Cash and cash equivalents at end of the period	$76,155	$10,567

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$11,589	$1,021

Asset retirement obligation	$165	$175

Cash paid for interest	$1,124	$—

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, impairment, gains or losses on foreign currency, gains or losses on commodity risk management activities, stock-based compensation expense and accretion of abandonment liability, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program . Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months ended March 31, 2011 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended March 31,	Three months ended March 31,
	2011	2010
Reconciliation of Adjusted EBITDA:

Net income (loss)	$(7,235)	$981
Add back:
Depreciation, depletion, amortization and accretion	3,721	1,321
(Gain) / loss on foreign currency exchange	—	(1)
Unrealized (gain) / loss on commodity price risk management activities	9,350	122
Stock based compensation expense	1,539	854
Adjusted EBITDA	$7,375	$3,277